UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PLUG POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 Filed by Plug Power Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Plug Power Inc.

Commission File No.: 001-34392

The following is the text of a message posted by Plug Power Inc. on its website on November 26, 2025:

Your Vote Matters: Make Sure Your Plug Shares Count on January 15, 2026

A significant portion of Plug’s shares on loan to short sellers comes from retail investors. When your shares are on loan, you are not the beneficial owner for voting purposes, which means you may lose the ability to vote on critical Company matters disclosed in the recently filed preliminary proxy statement.

That matters more than ever, especially to retail investors. Plug has announced a Special Meeting of Stockholders on January 15, 2026, where shareholders will vote on key proposals that support the Company’s strategic flexibility and long-term value.

Plug’s Board of Directors recommends a vote FOR both proposals

At the Special Meeting, Plug will ask stockholders to approve:

•	An amendment of Plug’s charter to increase authorized common stock from 1.5 billion to 3.0 billion shares.

•	An amendment of Plug’s charter to align the Company’s charter voting standards with recent amendments to Delaware law.

With less than 0.4% of authorized shares remaining, an increase in common stock provides crucial flexibility for capital requirements, contractual obligations, equity programs, and potential strategic transactions or acquisitions. The level of the Company’s share request was determined, in part, by discussions with a corporate governance advisor and proxy research firm, ISS, to ensure its interests are aligned with all shareholders.

What Happens If the Proposal Doesn’t Pass?

This vote is especially important for retail shareholders. Plug is required to obtain additional shares to meet contractual requirements with bond and warrant holders, which will require a reverse stock split.

Approving the share increase gives Plug the flexibility to pursue growth and financing options without immediately triggering a reverse split. Voting FOR the proposals allows Plug to move forward from a stronger position, while a failed vote would make a reverse stock split the primary path forward.

Your participation sends a clear message to the market: retail investors are engaged, informed, and committed to Plug’s long-term success. By ensuring your shares are vote-ready and casting your proxy, you help support Plug’s ability to avoid a reverse stock split while maintaining strategic and operational flexibility.

Every vote matters, and your voice adds real weight.

What You Can Do Today:

The record date is December 4, 2025. Only shareholders who beneficially own shares on that date can vote. If your shares are loaned, pledged, or held on margin, you may not be able to vote unless they are returned to your account in advance of the record date. Processing times vary by broker, and Plug cannot guarantee the settlement date of recalled shares. Many investors are unaware that their broker has lent out their shares, especially given the significant short interest in Plug.

1. Check and Disable Share Lending

In your brokerage account:

•	On Robinhood: Account → Settings → Investing → Stock Lending → OFF

•	On other platforms, look for “securities lending” or “margin lending” and disable

Once lending is turned off, future shares in your account won’t be borrowed — preserving your voting rights. For specifics, please contact your broker directly.

2. Recall Your Shares Before December 4

If your shares are already on loan, contact your broker immediately and request that your shares be returned before the record date. Suggested language:

“Please recall all loaned shares in my account prior to December 4, 2025 so I may vote at the Plug Power Special Meeting.”

Your broker can provide details on timing and processing.

Ensure Your Investment has a Voice: Here’s How

Once you receive definitive proxy materials:

•	Vote online, by phone, or by mail

•	Follow the instructions provided by your broker or included in the Company’s proxy materials

•	When voting, please consider supporting:

○	Increasing authorized shares

○	Updating the charter voting standard

Why Your Participation Matters

Plug continues to make meaningful progress across its business, reinforcing the Company’s position as a global leader in integrated hydrogen solutions. Our ecosystem is operating at scale today, with total production capacity of 40 tons of hydrogen per day with record performance milestones like 97% uptime and 99.7% availability in Georgia, demonstrating strong performance of Plug’s end-to-end production technology; advancing an 8 GW-plus electrolyzer pipeline across key global markets; and powering logistics and industry with next-generation fuel cell systems.

Important Additional Information and Where to Find It

For additional information regarding the proposals to be acted upon at the Special Meeting, please refer to the Company’s preliminary proxy statement. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available to stockholders of the Company free of charge on Plug’s website at www.plugpower.com or by contacting: Investor Relations at Plug Power Inc., 125 Vista Boulevard, Slingerlands, NY 12159, Attn: Investor Relations.

Participants in Proxy Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Special Meeting. Information about the directors and executive officers of the Company is outlined in the proxy statement for the Company’s 2025 Annual Meeting of Stockholders, which was filed with the SEC on June 9, 2025, and information about their ownership of Company stock is outlined in the preliminary proxy statement.

This communication does not constitute a solicitation of any vote or approval. No proxy card, voting instruction form, or other means of voting will be accepted by Plug or any of its representatives at this time.

The following is the text of a message posted by Plug Power Inc. on social media platforms on November 26, 2025:

Many retail investors don’t realize that shares held in brokerage accounts may be loaned out, which can limit their ability to vote.

This matters ahead of Plug's January 15, 2026 Special Meeting, where stockholders will vote on proposals to increase authorized shares and update charter voting standards.  Recall loaned shares before December 4, or you may not be able to vote. https://www.plugpower.com/your-vote-matters/